Exhibit 10.12

Klydon Proprietary Limited

and

PDS Photonica Holdings South Africa Proprietary Limited

CONTRACT FOR A TURNKEY MOLYBDENUM ENRICHMENT PLANT

DATED: 1 NOVEMBER 2021

in relation to:

1.	the custody of existing Molybdos assets;

2.	the design of a 20 Kg p.a. molybdenum-100 enrichment facility with target manufacturing capability;

3.	the supply of components and equipment required for the 20 Kg p.a.;

4.	the installation, testing and commissioning of the Molybdenum enrichment plant including production of targets to be used by customers in cyclotrons;

5.	securing all required approvals, regulatory authorisations and other required consents for the operation of the plant;

6.	providing training to local PDS-P personnel to enable them to operate the plant going forward; and

7.	providing warranties in relation to the performance targets of the plant which are required to be met.

1.	ARTICLE 1 - PARTIES	3
2.	ARTICLE 2 –RECITALS	3
3.	ARTICLE 3 – DEFINITIONS AND INTERPRETATION	4
4.	ARTICLE 4 - DELIVERY, COMMENCEMENT AND CONTINUATION	6
5.	ARTICLE 5 - TERMS OF PAYMENT OF CONTRACT PRICE	7
6.	ARTICLE 6 - CHANGES TO PDS-P’S REQUIREMENTS	7
7.	ARTICLE 7 - CONTRACT MANAGEMENT	7
8.	ARTICLE 8 - WARRANTIES AND INDEMNITY	8
9.	ARTICLE 9 – BREACH AND TERMINATION	9
10.	ARTICLE 10 - AMENDMENT AND VARIATION; ASSIGNMENT	9
11.	ARTICLE 11 - CONFIDENTIALITY	9
12.	ARTICLE 12 - SEVERANCE	10
13.	ARTICLE 13 - DISPUTE RESOLUTION	10
14.	ARTICLE 14 – NOTICES	11
15.	ARTICLE 15 - LAW AND JURISDICTION	12
16.	ARTICLE 16 – COMPLIANCE MATTERS	12
17.	ARTICLE 17 – FORCE MAJEURE	13
18.	ARTICLE 18 - COMPLETION DATE	13
19.	ARTICLE 19 - AUTHORISED	14
APPENDIX 1 - SCHEDULE OF TASKS AND PROJECT PLAN		15
APPENDIX 2 - CONTRACT PRICE & PAYMENT PROCEDURE		17
APPENDIX 3 - ESCROW DOCUMENTS		20

THIS CONTRACT FOR A TURNKEY MOLYBDENUM ENRICHMENT PLANT IS DATED - 1 NOVEMBER 2021

1.	ARTICLE 1 - PARTIES

(1)	PDS Photonica Holdings South Africa Proprietary Limited (Registration number 2021/701779/07) incorporated in accordance with the laws of South Africa and having its registered office at Unit 19 2nd Floor, 1 Melrose Boulevard, Melrose Arch, Gauteng 2076 (“PDS-P”); and

(2)	Klydon Proprietary Limited (Registration number 1997/019684/07) incorporated in accordance with the laws of South Africa and having its registered office at Building 46, Scientific Meiring Naude Road, Brummeria, Pretoria, 0184 (the “Contractor”).

2.	ARTICLE 2 –RECITALS

(A)	The Contractor is a provider of a stable (non-radioactive) isotope separation plant, including technology transfer & management and market development.

(B)	PDS-P wishes to appoint the Contractor to supply a complete Turnkey Molybdenum–100 (Mo-100) enrichment plant to PDS-P. The Contractor will provide its skills, expertise and knowledge in supplying a complete Turnkey Molybdenum–100 (Mo-100) enrichment plant to PDS-P.

(C)	The Contractor has agreed to provide a complete, Turnkey, Molybdenum–100 (Mo-100) enrichment plant on the PDS-P site, with an initial capacity of 5 kg p.a. of 95% and above enriched molybdenum-100 (Mo-100), to be increased to 20 kg p.a., subject to the terms and conditions set out in this Contract and in compliance with: (i) all applicable national, supranational, state, provincial and local laws, including the requirements of the Non-Proliferation Treaty (“NPT”), the International Atomic Energy Agency (“IAEA”) and the Nuclear Suppliers Group (“NSG”); and (ii) the procedures for registration and obtaining the necessary permits as laid down by the South African Non Proliferation Council (“NPC”) and other requirements of the NPC), in each case as further provided in Article 16 of this Contract.

Note re: clauses (ii) & (iii) above - All isotope separation technologies are controlled by the IAEA under international agreement.

(D)	The Parties acknowledge and agree that pursuant to this Contract:

(i)	The Contractor shall take custody of the partially completed molybdenum enrichment plant known as the “Molybdos Plant” on behalf of PDS-P, who have acquired the plant under invoice number B-CE4-2415.

(ii)	The Contractor shall incorporate the assets of Molybdos in order to attain a 20KG p.a. Molybdenum 100 enrichment plant for PDS-P, to an enrichment greater than 95% to meet the specification required by the Cyclotrn owner(s) for processing into medical grade TC-99M (Technetium-99M) as used in SPECT scans.

(iii)	In order to safeguard the significant investment by PDS-P in this project, the Contractor undertakes to place the Project Documents in escrow with Adams & Adams Attorneys in Johannesburg (subject to compliance with applicable law, including requirements of the NPT, the IAEA and the NSG, as well as the procedures and requirements of the NPC).

The Recitals in this Article 2 are made a part of this Contract.

3.	ARTICLE 3 – DEFINITIONS AND INTERPRETATION

3.1	Unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

“Business Day”	means any day other than a Saturday, Sunday or an official public holiday in South Africa;

“Confidential Information”	means all information which has been designated as confidential by either Party in writing or that ought to be considered as confidential (however it is conveyed or on whatever media it is stored) including but not limited to information which relates to the business, affairs, properties, assets, trading practices, services, developments, trade secrets, intellectual property rights, know-how, personnel, customers and suppliers of either Party and commercially sensitive information which may be regarded as the confidential information of the disclosing Party;

“A complete Turnkey, Molybdenum–100 (Mo-100) enrichment plant ”	means all of the activities to be undertaken by or to be performed by the Contractor as outlined in Appendix 1 at the facility leased by PDS-P at 33 Eland Street, Koedoespoort, Industrial, Pretoria;

“Contract Manager”	means a director of PDS-P or such other person as PDS-P may notify to the Contractor in writing from time to time;

“Contract Price”	means the price in US$ (United States Dollars) to be paid by PDS-P in consideration of the complete Turnkey, Molybdenum–100 (Mo-100) enrichment plant, which is to be paid in accordance with the payment procedure as set out in Appendix 2;

“Contractor Personnel”	means all employees, agents and/or sub-contractors employed by the Contractor and/or of any sub-contractor;

“Contractor’s Contract Manager(s)”	means Dr Hendrik Johannes Strydom as Project Manager, Carl Ronander as Finance Manager and / or such other person as the Contractor may notify to PDS-P in writing from time to time;

“Dollars”	means United States Dollars;

“Parties”	means PDS-P and the Contractor, and “Party” shall, as the context requires, be a reference to any one of them;

“Project Documents”	means all documents required in order to complete the Molybdenum–100 (Mo-100) 20 Kg p.a. enrichment plant, as more fully outlined in Appendix 3;

“Project Insurance”

means project insurance procured by the Contractor by means of a suitable insurance policy with a licensed provider of such insurance. The insurance policy shall be “all risks” and shall specifically include cover in South Africa and Europe for:

▪   Project Management Protective Liability;

▪   Project Insurance cover of Project Objectives;

▪   Professional Indemnity;

▪   Public Liability;

▪   Employers Insurance Cover;

▪   Business Interruption Insurance; and

▪   Key Man Insurance;

“Signature Date”	means the date of the signature of the Party last signing this Contract in time;

“Quantity & Specification”	means the production of 20 kg of enriched Molybdenum-100 per annum, to an enrichment greater than 95% to meet the specification required by the Cyclotron owner(s) for processing into medical grade Tc-99m (Technetium-99m) as used in SPECT scans.

3.2	References to “Contract” means this contract (and includes the Appendices). References to “Articles” and “Appendices” mean articles of and appendices to this Contract. The provisions of the Appendices shall be binding on the Parties as if set out in full in this Contract. To the extent that there is any conflict between the Appendices and the provisions of this Contract, the provisions of this Contract shall prevail.

3.3	References in this Contract to statutory provisions include all prior and subsequent enactments, amendments and substitutions relating to that provision and to any regulations made under it.

3.4	Reference to the singular include the plural and vice versa and references to any gender include both genders. References to a person include any individual, firm, unincorporated association or body corporate.

3.5	A period of a “month” means unless the context otherwise requires, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month except that, where any such period would otherwise end on a day which is not a Business Day it shall end on the immediately preceding Business Day; provided that if a period starts on the last Business Day of a calendar month or if there is no numerically corresponding days in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly).

3.6	When any number of days is prescribed in this Contract, it shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day.

3.7	No provision of this Contract constitutes a stipulation for the benefit of any person who is not a Party to this Contract.

3.8	References to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s.

3.9	A reference to a Party includes that Party’s successors-in-title and permitted assigns.

3.10	The rule of construction that, in the event of ambiguity, the Contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Contract.

3.11	The expiration or termination of this Contract shall not affect such of the provisions of this Contract as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

3.12	This Contract shall be binding on and enforceable by the successors-in-title, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Contract in the first instance and reference to any Party shall be deemed to include such Party’s successors-in-title, permitted assigns or liquidators, as the case may be.

3.13	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.14	The use of the word “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding the word “including” and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example or examples.

4.	ARTICLE 4 - DELIVERY, COMMENCEMENT AND CONTINUATION

4.1	The Contractor shall commence the Turnkey, Molybdenum–100 (Mo-100) enrichment plant (“Mo-100 plant”) project on the Signature Date, with an initial capacity of 5 kg p.a. of 95% and above enriched molybdenum-100 (Mo-100), to be increased to 20 kg p.a., all subject to the terms and conditions set out in this Contract.

4.2	The Mo-100 plant is of modular construction, with each module containing separator enrichment assemblies (“SEAs”), and each SEA containing one separator and four compressors. The abovementioned components are designed and built to separate molecules of gas, based on their molecular mass. They are manufactured to tolerances of tenths of microns. The compressors are made in Switzerland and the separators are made in South Africa. Every one of these high specification components is fully tested prior to installation into the SEA.

4.3	PDS-P has sought to finalise funding through institutional channels, but it has become clear that the only viable way to achieve the objective is to achieve a proof of concept of the Mo-100 plant separation technology through bringing the product to market, supported by a group of specialist private funding investors (“the Investors”).

4.4	The Contractor undertakes that the initial “proof of concept” stage will take 6 (six) months to complete from the Signature Date (“Initial Investment Stage”). The capital requirements for the Initial Investment Stage is US$ 6,800,000 (six million eight hundred thousand Dollars). The Initial Investment Stage will end at the point of first production of Mo-100, which will be generated by completion of a smaller capacity plant, with an annual capacity of 5kgs per annum, which will then be augmented up to 20kgs capacity per annum, with an enrichment greater than 95%, through modular construction, with the benefit of a further capital injection equal to the secondary investment amount of U$ 6,000,000 (six million Dollars).

4.5	The Mo-100 plant target production will begin as soon as the first enriched material is available and sales contracts will be negotiated at this time.

4.6	The Contractor is appointed to undertake the provision of the Mo-100 plant. This Contract shall not prevent the Contractor from undertaking other consultancy or project management services provided that the undertaking of such services does not cause a delay to, or breach of, any provision of this Contract.

4.7	The Contractor shall provide Project Insurance by means of a suitable insurance policy with a licensed provider of such insurance, and the Contractor shall provide confirmation of such insurance cover by no later than 30 November 2021.

4.8	The Contractor shall promptly and efficiently provide the complete Mo-100 plant as and when required with all due care and skill as may be expected of a person or an organisation with the experience of the Contractor and in accordance with this Contract and in particular but not limited to the provisions set out in Appendix 1.

4.9	In the event of the dissolution, deregistration or winding-up of the Contractor, for any reason whatsoever, the Contractor agrees to cooperate with PDS-P to make offers of employment with PDS-P to Dr Einar Ronander and Dr Hendrik Johannes Strydom.

5.	ARTICLE 5 - TERMS OF PAYMENT OF CONTRACT PRICE

5.1	PDS-P shall pay the Contractor the Contract Price in accordance with the payment provisions of Appendix 2 provided that:

(a)	the Contractor has placed the Project Documents listed at Appendix 3 in escrow within 60 (sixty) days of the Signature Date; and

(b)	PDS-P has received full and accurate information and documentation as required by Appendix 2 to be submitted by the Contractor, as work is completed in accordance with the schedule of tasks outlined in Appendix 1.

6.	ARTICLE 6 - CHANGES TO PDS-P’S REQUIREMENTS

6.1	PDS-P shall notify the Contractor in writing of any material change to PDS-P’s requirements under this Contract.

6.2	The Contractor shall use all reasonable endeavours to accommodate any changes to the needs and requirements of PDS-P provided that it shall be entitled to payment for any additional reasonable costs incurred as a result of any such changes. The amount of such additional costs must be agreed between the Parties in writing.

7.	ARTICLE 7 - CONTRACT MANAGEMENT

7.1	The Contractor shall, and shall ensure that its officers, employees and agents, comply with any reasonable guidance or guidelines issued by the Contract Manager from time to time in connection with the a Mo-100 plant.

7.2	Employees and visitors from countries which have not acceded to the IAEA’s NPT, will not be given access to the Mo-100 plant.

7.3	The Contractor shall address any enquiries about procedural, contractual or other matters in connection with the provision of the Mo-100 plant in writing to the Contract Manager. Any correspondence relating to this Contract shall quote the reference number set out on the cover page of this Contract.

7.4	The Contractor will provide regular progress updates to PDS-P, which include:

(a)	weekly reports on each Friday at 12:00 South African time outlining the current status of project against the proposed plan set out in Appendix 1; and

(b)	reports provided on the seventh Business Day following the last day of each and every month outlining the expenditure incurred and committed for the relevant phase.

7.5	PDS-P reserves the right to call Contract meetings at any time. These shall be attended by the Contractor, PDS, and the Contract Manager, and any other PDS-P representative that PDS-P wishes to attend.

7.6	The Contractor will be responsible, at their own expense, for obtaining the relevant licences and permits required in South Africa and liaising with the relevant South African authorities including, but not limited to, the NPC, the NSG and IAEA as appropriate to ensure that the Turnkey Contract and the Turnkey Molybdenum–100 (Mo-100) enrichment plant is compliant with international laws and guidelines.

7.7	The Contractor undertakes to maintain the licences and permits required for the Mo-100 plant by the South African authorities, international laws and guidelines as outlined in clause 7.6 above, and to ensure that such licences and permits are in full force and effect at all times. The Contractor shall provide to PDS-P copies of such licences and permits when requested to do so in writing by PDS-P.

7.8	The Contractor undertakes to support PDS-P with renewing the licences and permits required for the Mo-100 plant referred to in clauses 7.6 and 7.6 above, as and when they become due for renewal.

8.	ARTICLE 8 - WARRANTIES AND INDEMNITY

8.1	The Contractor warrants and represents to PDS-P that the obligations of the Contractor under this Contract will be performed by appropriately qualified and trained personnel to the standard, care and skill required of such personnel.

8.2	The Contractor warrants that on completion, the Mo-100 plant will meet its performance target of producing 20 kg p.a. of enriched Mo-100, to the required specification.

8.3	PDS-P relies upon the Contractor’s skill, expertise and experience in the performance of the Mo-100 plant. PSD-P also relies upon the accuracy of all representations or statements made and the advice given by the Contractor in connection with the performance of the Mo-100 plant and the accuracy of any documents conceived, originated, made or developed by the Contractor as part of this Contract.

8.4	The Contractor warrants and represents that any goods supplied by the Contractor or its sub-contractors, forming a part of the complete Mo-100 plant, will be of satisfactory quality and fit for their purpose and will be free from defects in design, material and workmanship.

8.5	The Contractor warrants and represents that the Mo-100 plant will have an initial capacity of 5 kg p.a. of 95% and above enriched molybdenum-100 (Mo-100) and that this capacity will be increased to 20 kg, during Q1 of the second year following the Signature Date of this Contract, provided the Mo-100 plant has the relevant capacity to operate for this period.

8.6	PDS-P enters into this Contract in reliance upon the warranties and representations in this Contract. PDS-P has conducted its own independent investigation, review and analysis of the Contractor and PDS-P acknowledges and agrees that: (a) in making its decision to enter into this Contract, PDS-P has relied solely upon its own investigation and the warranties and representations of the Contractor set forth in this Contract; and (b) neither the Contractor nor any other person has made any warranty or representation as to the Contractor or the project, except as expressly set forth in this Contract.

8.7	The Contractor indemnifies and holds PDS-P harmless from and against, and shall pay to PDS-P the amount of any and all losses incurred or suffered by PDS-P, resulting from a breach of any of the warranties and representations in this Article 8, and a breach of any other term of this Contract.

9.	ARTICLE 9 – BREACH AND TERMINATION

9.1	A non-defaulting Party may terminate this Contract by providing the defaulting Party notice in writing that the defaulting Party is in material breach of its obligations under this Contract and where such breach is capable of remedy requiring the defaulting Party to remedy the breach within 10 (ten) days of the notice. If the breach has not been remedied within 10 (ten) days, the non-defaulting Party may terminate this Contract with immediate effect by providing the defaulting Party notice in writing.

9.2	Should the Contractor fail to meet the proposed schedule of tasks and project plan as outlined in Appendix 1, PDS-P will be entitled to withhold any payment due to the Contractor until such time that the Contractor meets the requirements of PDS-P, to the satisfaction of PDS-P.

9.3	Any termination of this Contract is without prejudice to any claim that either Party may have in respect of any breach of the terms and conditions of this Contract by the other Party arising prior to the date of cancellation.

10.	ARTICLE 10 - AMENDMENT AND VARIATION; ASSIGNMENT

No addition to, variation or consensual cancellation of this Contract and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Contract shall be of any force or effect unless in writing and signed by or on behalf of both Parties. The Contractor shall comply with any formal procedures set out by PDS-P for amending or varying contracts and PDS-P will notify the Contractor of these formal procedures from time to time.

Neither Party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder unless the non-assigning or non-delegating Party enters into a novation releasing the assigning or delegating Party of its obligation under the Agreement.

11.	ARTICLE 11 - CONFIDENTIALITY

11.1	The Contractor acknowledges that any Confidential Information obtained from or relating to PDS-P, its servants or agents is the property of PDS-P.

11.2	Each Party hereby warrants that:

(a)	Any person employed or engaged by it (in connection with this Contract in the course of such employment or engagement) shall treat all Confidential Information belonging to the other Party as confidential, safeguard it accordingly and only use such Confidential Information for the purposes of this Contract.

(b)	Any person employed or engaged by it (in connection with this Contract in the course of such employment or engagement) shall not disclose any Confidential Information to any third party without prior written consent of the other Party, except where disclosure is otherwise expressly permitted by the provisions of this Contract.

(c)	The Contractor shall take all necessary precautions to ensure that all Confidential Information obtained from PDS-P is treated as confidential and not disclosed (without prior approval) or used other than for the purposes of this Contract by any of its employees, servants, agents or sub-contractors.

11.3	Without prejudice to the generality of the foregoing neither the Contractor or any person engaged by it whether as a servant or Contractor or otherwise, shall use the Confidential Information for the solicitation of business from PDS-P whether directly or by its servants or Contractors or any third party.

11.4	The Contractor shall ensure that their employees, servants or such professional advisors or Contractors are aware of the Contractor’s obligations under this Contract.

12.	ARTICLE 12 - SEVERANCE

Each provision in this Contract is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties hereto acknowledge their intention to continue to be bound by this Contract notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

13.	ARTICLE 13 - DISPUTE RESOLUTION

13.1	Any dispute between the Parties in regard to:

(a)	the interpretation of;

(b)	the effect of;

(c)	the Parties’ respective rights and obligations under;

(d)	a breach of;

(e)	any matter arising out of;

this Contact shall be decided by mediation in the manner set out in this Article 13.

13.2	Any dispute as referred to in clause 13.1 above shall be referred to a Director of each of the Parties, or alternates appointed by them, who will use their best endeavours to resolve the dispute within 14 (fourteen) days of the dispute having been referred to it.

13.3	Any dispute not resolved in accordance with the above-mentioned provision shall be finally resolved in accordance with provisions of the Centre for Dispute Resolution (CEDR) mediation procedure.

13.4	No Party may commence any court proceedings in relation to any dispute arising out of this Contract until they have attempted to settle it by way of mediation.

13.5	Either Party to this Contract may demand that a dispute be referred to mediation by giving written notice to that effect to the other Party.

13.6	The mediation shall be held at Johannesburg in the English language and immediately and with a view to it being completed within 21 (twenty one) days after it is demanded.

13.7	This clause is severable from the rest of this Agreement and shall remain valid and binding on the Parties notwithstanding any termination of this Contract.

14.	ARTICLE 14 – NOTICES

14.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with this Agreement may be addressed.

(a)	PDS-P:

Physical address: Unit 19 2nd Floor

1 Melrose Boulevard

Melrose Arch

Gauteng

2076

Email address:       geoff.miller@pdsphotonica.com

Marked for the attention of: Chairman; and Geoff Miller

(b)	Contractor:

Physical address: Building 46, CSIR Campus

Meiring Naude Road

Brummeria

Pretoria

0184

Email address: carl.ronander@klydon.co.za; hendrik.strydom@klydon.co.za

Marked for the attention of: Carl Ronander and Dr Hendrik Johannes Strydom

14.2	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

14.3	Either Party may by written notice to the other Party change its chosen addresses and/or telefax number and/or e-mail address for the purposes of this clause to any other address(es), telefax number and/or e-mail address provided that the change shall only become effective on the tenth Business Day after the receipt of the notice by the addressee.

14.4	Any notice given in terms of this Agreement shall:

(a)	if sent by a courier service be deemed to have been received by the addressee 48 (forty eight) hours following the date of such sending;

(b)	if delivered by hand be deemed to have been received by the addressee on the date of delivery;

(c)	if transmitted by facsimile be deemed to have been received by the addressee 12 (twelve) hours after proper transmission;

unless the contrary is proved.

14.5	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

14.6	Address

(a)	Each of the Parties chooses its physical address referred to above as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

(b)	Either Party may by written notice to the other Party change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party.

15.	ARTICLE 15 - LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of South Africa. The Parties to this Agreement submit to the exclusive jurisdiction of the South African courts.

16.	ARTICLE 16 – COMPLIANCE MATTERS

The Contractor will perform its obligations in accordance with: (a) all applicable national, supranational, state, provincial and local laws, including the requirements of the NPT, the IAEA and the NSG, as well as the procedures and requirements of the NPC); (b) the rules, decrees, regulations, and published industry accepted guidelines set forth by any national, multi-national, supranational or other governmental body with jurisdiction over this Contract or the Mo-100 plant; (c) this Contract; and (d) all reasonable instructions from PDS-P, to the extent they are not in conflict with any of clauses (a)-(c) of this Article 16. The Parties acknowledge that certain regulatory approvals, permits and authorizations are required for various matters addressed by this Contract, including transfer of technology, personnel having access to technology, and the transmission and storage of documents. Notwithstanding any other provision in this Contract to the contrary, in the event of any express conflict or inconsistency between a covenant or agreement in this Contract and any requirement of applicable law (including requirements of the NPT, the IAEA and the NSG, as well as the procedures and requirements of the NPC), the requirements of such applicable law will control.

17.	ARTICLE 17 – FORCE MAJEURE

17.1	For the purpose of this Contract, Force Majeure shall mean any cause or event beyond the control of the affected Party and which cannot be prevented despite the utmost reasonable care of such Party and which prevents the affected Party from performing its obligations under this Contract. Events of Force Majeure shall be events, including without limitation: pandemic, fires, droughts, floods, explosions, natural catastrophes, military operations, blockades, sabotage, commotion, civil war, revolution, strike, lock-out, accident(s) categorized as Level 5 or above according to the International Nuclear and Radiological Event Scale, failure to act of any governmental authority, or export and import prohibitions, as well as the non- or late issuance of licenses and other sovereign measures or any other circumstances beyond the reasonable control and not within the reasonable expectation of either Party.

17.2	The Party affected by Force Majeure shall immediately notify the other Party of the nature and expected duration of the Force Majeure as well as of the reason and the related delays, and shall keep the other Party informed and is obligated to use its best effort to minimize the financial consequences, damages and other effects for the other Party. When notifying the other Party of the Force Majeure event, the Party affected by Force Majeure shall provide the other Party with reasonable proof, if possible confirmed by the competent authority not later than twenty five (25) days after Force Majeure occurrence.

17.3	In the event that the effects of the Force Majeure last longer than 120 (one hundred and twenty) days, or upon knowledge that the effects of the Force Majeure will last longer than 120 (one hundred and twenty) days, either Party is entitled to cancel this Contract in whole or in part. Such cancellation of the Contract shall be notified in writing to the other Party within 3 (three) weeks after expiration of said 120 (one hundred and twenty) days period, respectively within 60 (sixty) days after knowledge that the effects of the Force Majeure will last longer than 120 (one hundred and twenty) days. In the event of cancellation hereunder, neither Party shall be entitled to damages from the other Party as a result of the non-performance.

18.	ARTICLE 18 - COMPLETION DATE

18.1	The Contractor agrees not to undertake any other projects during the design, build and commissioning of the Molybdos Plant that could in anyway detract their efforts to complete the Mo-100 plant in accordance with the terms of this Contract. The Contractor will ensure that the Mo-100 plant is constructed according to the project targets as set out in paragraph 7.1 of Appendix 3.

18.2	This Contract shall be deemed to be completed upon the completion of all project targets set out in paragraph 7.1 of Appendix 3 and upon satisfactory performance of the Mo-100 plant and the completion of the training of operational staff and licensing of local operations, all to the satisfaction of PDS-P. PDS-P shall notify the Contractor once it is so satisfied, and PDS-P shall confirm the completion date in that notice.

19.	ARTICLE 19 - AUTHORISED

Signed at London on the 1st day of November 2021.

For and on behalf of

PDS Photonica Holdings South Africa Proprietary Limited

/s/ Robert Ainscow

Name: Robert Ainscow

Capacity: Director

Who warrants authority

Signed at Pretoria on the 1st day of November 2021.

For and on behalf of

Klydon Proprietary Limited

/s/ H. J. Strydom

Name: H. J. Strydom

Capacity: CEO

Who warrants authority

APPENDICES

APPENDIX 1 - SCHEDULE OF TASKS AND PROJECT PLAN

1	Take custody of existing Molybdos assets

The Contractor will take responsibility for taking control of the assets acquired in the Molybdos Business Rescue Auction held on 30 September 2021. The Contractor will ensure that all assets purchased are secured and are in working order.

2	Design a 20 Kg p.a. molybdenum-100 enrichment facility with target manufacturing capability

The design for the plant and the target facility will be completed by the Contractor and will be placed in escrow in accordance with the terms of Appendix 3. The design specification will be in line to construct an ASP plant that will produce 20 Kg p.a of 95% and above enriched Molybdenum isotope.

3	Supply components and equipment required for 20 Kg p.a.

3.1	The Contractor will ensure that all components, equipment and labour required for the construction of the Mo-100 plant are sourced. The costs of the components, equipment and labour will be on an open book basis and be available for PDS-P for inspection for reporting and audit purposes.

3.2	A suitably qualified third party contractor, with qualifications as a quantity surveyor or equivalent, will be appointed by PDS-P to verify all expenses incurred and report directly to PDS-P regarding the progress of the Contract.

4	Install, Test and Commission the Molybdenum enrichment plant including production of targets to be used by customers in cyclotrons

The Contractor will be responsible for the installation of all the components sourced. Furthermore, the testing of these components and the commissioning of the Mo-100 plant will be done by the Contractor.

5	Secure all required approvals, regulatory etc for operation of plant

PDS-P will need to have all the relevant licenses and operating approvals are obtained and remain in effect in accordance with the requirements of clauses 7.6, 7.7 and 7.8 of this Contract. The Contractor will ensure that all the registrations are completed with the regulatory bodies, and that PDS-P has the relevant license and approvals to commercially operate.

6	Provide training to local PDS personnel to enable them to operate the plant going forward

The personnel required for the operating of the Mo-100 plant would require unique training. The Contractor will ensure that all staff required to operate that plant are recruited and adequately trained.

7	Provide warranty i.e. guarantee of plant meeting performance targets

7.1	The Contractor will ensure that the plant is constructed according to its designed capacity and that all production output is met in accordance with the stipulated contract targets:

(1)	Q3 from the Signature Date: 750g

(2)	Q4 from the Signature Date: 1250g

(3)	Q5 from the Signature Date: 1250g

(4)	Q6 from the Signature Date: 3750g

(5)	Q7 from the Signature Date: 5000g

7.2	Achievement of the above is subject to no material changes to the Contract scope, timely payment to the Contractor and PDS-P having a trained team operational to support the above production targets.

7.3	The Contractor will provide PDS-P with an updated Gantt chart on each Friday at 12:00 South African time. The Gantt chart will be reviewed by Peter Shaefer and Dr Hendrik Johannes Strydom.

APPENDIX 2 - CONTRACT PRICE & PAYMENT PROCEDURE

1	The Parties agree that the payment procedure set out in this Appendix 2 is a guideline only. Any deviation from the payment procedure, as set out below, must be agreed between the Parties in writing.

2	The Contract Price is a maximum of $12.8 million, in the following Investment Stages.

2.1	Phase 1 “Initial Investment Stage” (US$ 6,800,000)

2.2	Phase 2 Secondary Investment Amount (U$ 6,000,000)

3	Payment Procedure

3.1	The Contractor shall be paid an initial fee of US$1,800,000 against an invoice to be submitted to PDS-P following the Signature Date. All payments made to date to the Contractor in relation to the Mo-100 prior to the initial fee will be deducted from this amount.

3.2	It is noted that the pricing for both phases include a provision for rental of the Koedoespoort facility and, in the event that PDS-P contracts and pays rental directly to the landlord, the rental provision will be deducted from that component of the Contract Price.

3.3	An amount equal to the contingency estimated for each phase will be retained by PDS-P and paid over to the Contractor at latest the completion of the relevant phase subject to:

(1)	Satisfactory completion of the project phase and/or;

(2)	Evidence of application of the Contingency.

3.4	The Projected Drawdown Schedule outlined in paragraph 4 below represents an estimated phasing of funding as required by the Contractor to complete the Mo-100 plant. The amounts reflected in the Projected Drawdown Schedule are gross of any retention for contingency and other deductions including rental paid directly by PDS-P and mobilisation funding provided prior to execution of this Contract. The Parties will jointly review and align on the actual cash drawdown required at the beginning of each month reflecting the actual commitments and phasing of the Mo-100 plant.

4	The Projected Drawdown Schedule, to which retention will be applied:

4.1	“Initial Investment Stage” (US$ 6,800,000):

4.2	“Secondary Investment Amount” (U$ 6,000,000):

APPENDIX 3 - ESCROW DOCUMENTS

Within 60 days of the Signature Date, the Contractor will place the following documents in escrow with Adams & Adams in Johannesburg:

1	Project plan of the Molybdenum 100 plant capable of production of 20kg per annum Mo-100 with an enrichment grade higher than 95%; and

2	detailed design of Molybdenum 100 plant capable of production of 20kg per annum Mo-100 with an enrichment grade higher than 95%.

As soon as the Operating and Training Manuals for the Molybdenum 100 Plant are available (which is expected to be within 6 (six) months of the Signature Date, the Contractor will place those with those documents in escrow with Adams & Adams in Johannesburg).

The Parties agree that an escrow agreement is to be concluded between the Parties and Adams & Adams Attorneys to deal with the terms and conditions of this escrow arrangement.

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